UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2010

POINT BLANK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 SW 2nd Street, Pompano Beach, Florida		33069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 630-0900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 29, 2010, Protective Apparel Corporation of America and Point Blank Body Armor, Inc. (collectively, the “Borrowers”), each a subsidiary of Point Blank Solutions, Inc. (the “Company”), and the Company entered into a Twenty-First Amendment (the “Twenty-First Amendment”) to that certain Amended and Restated Loan and Security Agreement, dated as of April 3, 2007 (the “Loan Agreement”), by and among the Borrowers and Life Wear Technologies, Inc., a former subsidiary of the Company, as borrowers, the Company, as guarantor, and Bank of America, N.A. (as successor by merger to LaSalle Business Credit, LLC) (the “Bank”), as administrative agent and collateral agent for itself and all other lenders party to the Loan Agreement.  The Loan Agreement provides the Borrowers with financing through a revolving credit line (the “Revolving Loan”) and a term loan.

The Twenty-First Amendment, among other things, (i) changes the amount of the “Availability Block” under the Revolving Loan applicable to various periods under the Loan Agreement, (ii) reduces the advance rate against the Borrowers’ eligible accounts for purposes of the Revolving Loan borrowing base from 85% to 75%, (iii) reduces the advance rate against the Borrowers’ eligible inventory for purposes of the Revolving Loan borrowing base to 20%, (iv) changes the amount of the “Maximum Revolving Loan Limit” under the Revolving Loan applicable to various periods under the Loan Agreement, and (v) provides that the Borrowers will submit to the Bank a 13 week cash flow projection, in a form acceptable to the Bank, on or prior to February 4, 2010.  Pursuant to the Twenty-First Amendment, the Bank also agreed that upon its receipt of the Borrowers’ income tax refund of approximately $6.7 million and prepayments under the Borrowers’ government contracts of approximately $4.3 million, the Bank would apply those amounts against the outstanding balance under the Revolving Loan.  The Borrowers agreed that, after the Bank has applied such amounts to the Revolving Loan balance, the Borrowers would not request any additional financing under the Revolving Loan, letters of credit or other financial accommodations in excess of such amounts.

The foregoing description of the Twenty-First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Twenty-First Amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On January 18, 2010, Point Blank Body Armor, Inc., a subsidiary of the Company (“PBBA”), received a grand jury subpoena from the U.S. District Court for the District of Columbia in connection with an investigation being conducted by the U.S. Department of Justice, Fraud Section.  The subpoena requested that PBBA produce materials, from January 1, 2005 to the present, related to contacts between PBBA and foreign governments or officials, bids submitted to foreign governments or officials, and contracts with or payments made to such foreign governments or officials, or to third parties in connection therewith.  The Company is unable to predict what the outcome of the investigation will be or the impact, if any, that the investigation may have on the Company’s business, results of operations, liquidity or capital resources.  The Company intends to cooperate fully with the investigation and is preparing its response to the subpoena.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Twenty-First Amendment to Loan and Security Agreement, dated January 29, 2010, by and among Protective Apparel Corporation of America, Point Blank Body Armor, Inc., Point Blank Solutions, Inc. and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

Dated: February 2, 2010	By:	/s/ Michelle Doery
	Name:	Michelle Doery
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Twenty-First Amendment to Loan and Security Agreement, dated January 29, 2010, by and among Protective Apparel Corporation of America, Point Blank Body Armor, Inc., Point Blank Solutions, Inc. and Bank of America, N.A.